Exhibit 99.1

PRESS RELEASE

SMTC CORPORATION ANNOUNCES CHANGE OF CEO;

CONTINUING DISCUSSIONS WITH LENDERS

AND INVESTORS

Toronto, October 15, 2003 / CNW /—SMTC Corporation (Nasdaq: SMTX, TSE: SMX), today announced the appointment of Mr. John E. Caldwell as interim President and Chief Executive Officer, replacing Mr. Paul Walker, founding partner and CEO. Mr. Caldwell’s appointment is effective immediately.

Currently, Mr Caldwell is a member of SMTC’s board of directors. He brings extensive senior management experience in advanced technology, previously serving as President and Chief Executive Officer of Geac Computer Corporation, a leading ERP software vendor with annual revenues in 2002 of approximately $537 million. Prior to this, Mr. Caldwell was President and CEO of CAE Inc., the world leader in flight simulation and training systems with revenue in 2002 of approximately $845 million.

SMTC also reported that it is continuing discussions with current and potential lenders and investors to address the pending maturity of the Company’s revolving credit facility due in July 2004 and to better position the Company on a longer-term basis. A transaction resulting from these discussions is likely to involve significant dilution to existing shareholders. While the Company is optimistic that it will be able to successfully address the pending maturity, at this time there can be no assurances that the Company will be able to reach agreement with the relevant parties.

“Over the upcoming months, our priorities are to provide our customers with outstanding service while continuing to improve operations and financial performance. We are also addressing the maturity of our bank lines. We are optimistic that in working with investors and lenders, we will strengthen the Company’s balance sheet providing SMTC with improved liquidity and financial stability,” stated Mr. Caldwell.

About the Company: SMTC Corporation is a global provider of advanced electronic manufacturing services to the technology industry. The Company’s electronics manufacturing and technology centers are located in Boston, Massachusetts, San Jose, California, Toronto, Canada and Chihuahua, Mexico. SMTC offers technology companies and electronics OEMs a full range of value-added services including product design, procurement, prototyping, printed circuit assembly, advanced cable and harness interconnection, high precision enclosures, system integration and test, comprehensive supply chain management, packaging, global distribution and after-sales support. SMTC supports the needs of a growing, diversified OEM customer base primarily within the networking, communications computing and industrial markets. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market Systems under the symbol SMTX and on The Toronto Stock Exchange under the symbol SMX. Visit SMTC’s web site, www.smtc.com, for more information about the Company. For further information: John E. Caldwell (905) 479-1810.